                                                             UNITED STATES
                                                  SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, D.C. 20549

                                                             SCHEDULE 13G
                                               Under the Securities Exchange Act of 1934
                                                         (Amendment No. __ )*

                                                    Casual Male Retail Group

                                                        (Name of Issuer)

                                                          Common Stock

                                                 (Title of Class of Securities)

                                                            148711104

                                                         (CUSIP Number)
                                                            12/31/02

                                     (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X]          Rule 13d-1(b)
[  ]         Rule 13d-1(c)
[  ]         Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the
Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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 CUSIP No.: 148711104

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             1.                Names of Reporting Persons
                               IRS Identification No:

                               OppenheimerFunds, Inc.
                               IRS No. 13-2527171
------------------------------ -------------------------------------------------------------------------------------------------------

             2.                 Check the Appropriate Box if a Member of a Group (See Instructions):  Joint Filing
                               (a)
                               (b)
------------------------------ -------------------------------------------------------------------------------------------------------

             3.                SEC Use Only
------------------------------ -------------------------------------------------------------------------------------------------------

             4.                Citizenship or Place of Organization:
                               Colorado
------------------------------ -------------------------------------------------------------------------------------------------------
          Number of
           Shares              5.       Sole Voting Power:
        Beneficially                  0
          Owned by
            Each
          Reporting
         Person With
------------------------------
------------------------------ -------------------------------------------------------------------------------------------------------

                               6.       Shared Voting Power:
                                      0
------------------------------
------------------------------ -------------------------------------------------------------------------------------------------------

                               7.       Sole Dispositive Power:
                                      0
------------------------------ -------------------------------------------------------------------------------------------------------
------------------------------

                               8.       Shared Dispositive Power:
                                      1,810,000
------------------------------ -------------------------------------------------------------------------------------------------------

             9.                Aggregate Amount Beneficially Owned by Each Reporting Person:
                               1,810,000 (beneficial ownership disclaimed pursuant to Rule 13d-4 of the Exchange Act of 1934)
------------------------------ -------------------------------------------------------------------------------------------------------

             10.               Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                               [  ]
------------------------------ -------------------------------------------------------------------------------------------------------

             11.               Percent of Class Represented by Amount in Row (11):
                               5.18%
------------------------------ -------------------------------------------------------------------------------------------------------

             12.               Type of Reporting Person (See Instructions):
                               IA
------------------------------ -------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------------
 CUSIP No.: 148711104

--------------------------------------------------------------------------------------------------------------------------------------

             1.                Names of Reporting Persons
                               IRS Identification No:  13-6918877

                               Oppenheimer Small Cap Value Fund, a series of Oppenheimer Quest for Value Funds
------------------------------ -------------------------------------------------------------------------------------------------------

             2.                 Check the Appropriate Box if a Member of a Group (See Instructions):  Joint Filing
                               (a)
                               (b)
------------------------------ -------------------------------------------------------------------------------------------------------

             3.                SEC Use Only
------------------------------ -------------------------------------------------------------------------------------------------------

             4.                Citizenship or Place of Organization:
                               Massachusetts
------------------------------ -------------------------------------------------------------------------------------------------------
          Number of
           Shares              5.          Sole Voting Power:
        Beneficially                  1,800,000
          Owned by
            Each
          Reporting
         Person With
------------------------------
------------------------------ -------------------------------------------------------------------------------------------------------

                               6.          Shared Voting Power:
                                      0
------------------------------
------------------------------ -------------------------------------------------------------------------------------------------------

                               7.          Sole Dispositive Power:
                                      0
------------------------------ -------------------------------------------------------------------------------------------------------
------------------------------

                               8.          Shared Dispositive Power:
                                      1,800,000
------------------------------ -------------------------------------------------------------------------------------------------------

             9.                Aggregate Amount Beneficially Owned by Each Reporting Person:
                               1,800,000
------------------------------ -------------------------------------------------------------------------------------------------------

             10.               Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                               [  ]
------------------------------ -------------------------------------------------------------------------------------------------------

             11.               Percent of Class Represented by Amount in Row (11):
                               5.15%
------------------------------ -------------------------------------------------------------------------------------------------------

             12.               Type of Reporting Person (See Instructions):
                               IV
------------------------------ -------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------------
Item:
--------------------------------------------------------------------------------------------------------------------------------------

---------------------------- ---------------------------------------------------------------------------------------------------------

           1(a)              Name of Issuer:
                             Casual Male Retail Group
---------------------------- ---------------------------------------------------------------------------------------------------------
---------------------------- ---------------------------------------------------------------------------------------------------------

           1(b)              Address of Issuer's Principal Executive Offices:
                             555 Turnpike Street
                             Canton, MA   02021
---------------------------- ---------------------------------------------------------------------------------------------------------
---------------------------- ---------------------------------------------------------------------------------------------------------

           2(a)              Name of Person Filing:
                             (i)      OppenheimerFunds, Inc.
                             (ii)     Oppenheimer Small Cap Value Fund, a series of Oppenheimer Quest for Value Funds
---------------------------- ---------------------------------------------------------------------------------------------------------
---------------------------- ---------------------------------------------------------------------------------------------------------

           2(b)              Address of Principal Business Office or, if none, Residence:
                             (i)   498 Seventh Avenue
                                    New York, NY 10018
                             (ii)  6803 South Tucson Way
                                    Englewood, CO   80112
---------------------------- ---------------------------------------------------------------------------------------------------------
---------------------------- ---------------------------------------------------------------------------------------------------------

           2(c)              Citizenship:
                             (i)      Colorado
                             (ii)     Massachusetts
---------------------------- ---------------------------------------------------------------------------------------------------------
---------------------------- ---------------------------------------------------------------------------------------------------------

           2(d)              Title of Class of Securities:
                             Common Stock
---------------------------- ---------------------------------------------------------------------------------------------------------
---------------------------- ---------------------------------------------------------------------------------------------------------

           2(e)              CUSIP Number:
                             148711104
---------------------------- ---------------------------------------------------------------------------------------------------------
---------------------------- ---------------------------------------------------------------------------------------------------------

             3               If this statement is filed pursuant toss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
                             [X] An investment adviser in accordance withss.240.13d-1(b)(1)(ii)(E)
                             [X]  Investment company registered under section 8 of the Investment Company Act of 1940
                                     (15 U.S.C. 80a-8)
---------------------------- ---------------------------------------------------------------------------------------------------------
---------------------------- ---------------------------------------------------------------------------------------------------------

           4(a)              Amount beneficially owned:
                             (i)  1,810,000 (beneficial ownership disclaimed pursuant to Rule 13d-4 of the Exchange Act of 1934)
                             (ii) 1,800,000
---------------------------- ---------------------------------------------------------------------------------------------------------
---------------------------- ---------------------------------------------------------------------------------------------------------

           4(b)              Percent of class:
                             (i)      5.18% (reflects amount reported in 4(b)(ii) below)
                             (ii)     5.15%
---------------------------- ---------------------------------------------------------------------------------------------------------
---------------------------- ---------------------------------------------------------------------------------------------------------

      4(c)                   Number of shares as to which the person has:

           (i)               Sole power to vote or to direct the vote:
                             (a) 0
                             (b) 1,800,000

           (ii)              Shared power to vote or to direct the vote:
                             (a) 0
                             (b) 0

           (iii)             Sole power to dispose or to direct the disposition of:
                             (a) 0
                             (b)  0

              (iv)           Shared power to dispose or to direct the disposition of:
                             (a)      1,810,000
                             (b)      1,800,000
---------------------------- ---------------------------------------------------------------------------------------------------------
---------------------------- ---------------------------------------------------------------------------------------------------------

            5.               Ownership of Five Percent or Less of a Class: [  ]
---------------------------- ---------------------------------------------------------------------------------------------------------
---------------------------- ---------------------------------------------------------------------------------------------------------

            6.               Ownership of More than Five Percent on Behalf of Another Person.:
                             See Exhibit A hereto.
---------------------------- ---------------------------------------------------------------------------------------------------------
---------------------------- ---------------------------------------------------------------------------------------------------------

            7.               Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By
                             the Parent Holding Company:
                             N/A
---------------------------- ---------------------------------------------------------------------------------------------------------
---------------------------- ---------------------------------------------------------------------------------------------------------

            8.               Identification and Classification of Members of the Group:
                             N/A
---------------------------- ---------------------------------------------------------------------------------------------------------
---------------------------- ---------------------------------------------------------------------------------------------------------

            9.               Notice of Dissolution of Group:
                             N/A
---------------------------- ---------------------------------------------------------------------------------------------------------
---------------------------- ---------------------------------------------------------------------------------------------------------

            10.              Certification:
                             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------------- ---------------------------------------------------------------------------------------------------------
                                                               SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                                                February 12, 2003
                                                                                        Date

                                                                              /s/ Philip T. Masterson
                                                                                        Signature

                                                                         Philip T. Masterson, Vice President
                                                                                        Name/Title

                                                               EXHIBIT A

         The respective Boards of Directors or Trustees of the registered investment companies ("Funds") managed by OppenheimerFunds,
Inc. ("OFI") that own shares of the issuer can direct the disposition of dividends received by such Funds and can dispose of such securities. Additionally, OFI shares the power to dispose of such securities with the Board of Directors or Trustees of such Funds;
however, the Boards of Directors or Trustees of such Funds have delegated this responsibility to OFI as the Funds' investment advisor under the respective investment advisory agreements. OFI has an interest relating to five (5%) percent or more of such securities as disclosed on Page 2 hereof, by virtue of the interest of five percent (5%) or more of such securities by Oppenheimer Small Cap Value
Fund, a series of Oppenheimer Quest for Value Funds, as disclosed on pages 3 and 4 hereby.  OFI disclaims ownership of such securities, except as expressly stated herein.

                                                               EXHIBIT B

The undersigned investment company hereby acknowledges and agrees that a report on Schedule 13G filed by OppenheimerFunds, Inc. on or about the date hereof, relating to the common stock of Casual Male Retail Group, is filed on behalf of the undersigned.

Dated:  February 12, 2003                                              Oppenheimer Small Cap Value Fund,
                                                                       a series of Oppenheimer Quest for Value Funds

                                                                       By:  /s/ Philip T. Masterson
                                                                       Philip T. Masterson
                                                                       Assistant Secretary

Casual Male Retail Group 13g(123102).doc